UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

February 27, 2014

Date of Report (Date of earliest event reported)

AMERICAN BOARDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	333-180838	45-4507811
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

358 Frankfort Street Daly City, California	94014
(address of principal executive offices)	(zip code)

(415) 283-7257
(registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS

Effective on February 27 2014, the Board of Directors of American Boarding Company, a Delaware corporation (the "Company") accepted the resignation of Mr. Farshid Raafat, the President and Director of the Company.   Effective on February 27, 2014, the Board of Directors of the Company accepted the consent of Mr. Reza Noorkayhani of as the President/Chief Executive Officer, Chief Financial Officer of the Company.  He is also the company’s director, treasurer and secretary.

Effective on February 27, 2014, the Board of Directors of the Company accepted the consent of Mr. Joseph Marshall to act as Chief Operating Officer of the Company.

Mr. Noorkayhani is 52 years old and is an active California Realtor where he primarily serves the San Francisco Bay area.  Additionally, he has over 10 years of residential housing management experience in San Francisco handling tenant and regulatory matters for multi-tenant apartment buildings.  He  is also a Certified Public Accountant in San Francisco, California .  Prior to working for Accurate Accounting Consultants, Mr. Noorkayhani acted as the Controller with Cypress Wealth Advisors Company, LLC in San Francisco, California. Mr. Noorkayhani oversaw partnership accounting and portfolio reporting of $500 million to partners, calculated and updated monthly fund prices and partnership balances, completed income tax returns for 17 managed partnerships and other business entities, analyze and prepare trust, estate, gift and individual tax returns for high net-worth clients, and liaison with outside auditors to ensure the successful completion of annual audits.  Mr. Noorkayhani holds a Master of Science in Business Administration degree from San Francisco State University – 1996, and a Bachelor of Science in Mathematics degree from Philips University, Enid, Oklahoma.

Mr. Joseph Marshall is 54 years old.  In the past 20 years Mr. Marshall has acquired, developed and managed rental properties in in San Francisco Oakland and Marin counties.  Mr. Marshall has firsthand expertise in leasing and tenant relations and is a specialist on forming multi-unit properties for the past twenty years.

SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

a. Financial Statements of Business Acquired

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BOARDING COMPANY.

Dated: May 13, 2014	/s/ Reza Noorkayhani
Reza Noorkayhani
President/Chief Executive Officer

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